Camelot Portfolios LLC

CODE OF ETHICS

According to the Ohio Securities Act, investment advisers shall not engage in unethical business practices. Camelot Portfolios has established this Code of Ethics which will apply to all supervised persons of Camelot Portfolios. Persons associated in any manner with Camelot Portfolios will be considered supervised persons for the purpose of this Code of Ethics. This Code will be available and distributed to all supervised persons of Camelot Portfolios.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interest of each client. Camelot Portfolios and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for Camelot Portfolios and its supervised persons to engage in fraud, deceptive or manipulative activities. Camelot Portfolios and its supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest. This fiduciary duty is considered the core underlying principle for Camelot Portfolios’ Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons’ dealings with clients of Camelot Portfolios.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” Camelot Portfolios requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. (Chief Compliance Officer Darren T. Munn) will be responsible for setting standards and internal policies and procedures to ensure that Camelot Portfolios and its supervised persons conduct business with the highest level of ethical standards. (Chief Compliance Officer Darren T. Munn) will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, (Chief Compliance Officer Darren T. Munn) will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

(Darren T. Munn & Stephen L. Hanley) will also be responsible for making sure that all advisory personnel fully understand Camelot Portfolio’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of Camelot Portfolios’ Code of Ethics. (Darren T. Munn & Stephen L. Hanley) will make sure that all supervised persons receive a copy of, understand and agree to comply with Camelot Portfolios’ Code of Ethics. All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with Camelot Portfolio’s Code of Ethics. All supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment. (Darren T. Munn & Stephen L. Hanley) will be responsible for notifying all supervised persons of any changes to this Code of Ethics.

Camelot Portfolios has the responsibility to make sure that the interests of clients are placed ahead of Camelot Portfolio’s or any supervised person’s own investment interest. All of Camelot Portfolio’s supervised persons will conduct business in an honest, ethical and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to Camelot Portfolios or any of its clients. Camelot Portfolios has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by Camelot Portfolios will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with (Darren T. Munn & Stephen L. Hanley) before taking an action that may result in a conflict of interest.

Camelot Portfolios will:

1. Maintain and amend as needed internal standards, policies, procedures and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2. Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.

3. Provide on-going training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.

4. Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to (Darren T. Munn & Stephen L. Hanley) or other appropriate senior management person regarding any violations or potential violations to this Code.

5. Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by (Darren T. Munn) or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated. The following activities are examples of unethical business practices:

· Forgery

· Embezzlement

· Theft

· Exploitation

· Non-disclosure

· Incomplete disclosure or misstatement of material facts

· Manipulative or deceptive practices

· Aiding or abetting any unethical practices

Camelot Portfolios and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.

Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.

2.

Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.

Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

4.

Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which, or the time when, an order involving a definite amount of a specific security shall be executed, written authority is not needed.

5.

Recommending or implementing trades in a client’s account that excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

6.

Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

7.

Borrowing money or securities from or loaning money or securities to a client.

8.

Misrepresenting the qualifications of Camelot Portfolios, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by Camelot Portfolios or the fees to be charged to any advisory client.

9.

Failing to disclose to all clients the availability of any fee discounts.

10.

Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

11.

Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

12.

Providing reports or recommendations to any advisory client prepared by someone other than Camelot Portfolios without disclosing that fact to clients. This does not apply to situations where Camelot Portfolios uses published research reports or statistical analyses when providing services to clients.

13.

Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

14.

Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.

Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.

Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

15.

Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

16.

Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

17.

Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.

Failing to provide the proper disclosure documents (Form ADV Part II) prior to or at the time of executing a client agreement for advisory services.

19.

Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

20.

Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.

Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of Camelot Portfolios or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING

Improper use of inside information used when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with Camelot Portfolios

(Darren T. Munn & Stephen L. Hanley) shall be responsible for establishing, implementing, monitoring and enforcing all of Camelot Portfolio’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate Camelot Portfolio’s policies and procedures on insider trading or has questions on any aspect of Camelot Portfolio’s policies and procedures on insider trading, questions should be directed to (Darren T. Munn & Stephen L. Hanley) prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Anytime a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to (Darren T. Munn & Stephen L. Hanley) immediately. Persons having knowledge of the material, nonpublic information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to (Darren T. Munn & Stephen L. Hanley) who will then determine the appropriate course of action to take. (Darren T. Munn & Stephen L. Hanley) will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. (Darren T. Munn & Stephen L. Hanley) will confidentially document Camelot Portfolio’s actions in addressing the material inside information.

 (Darren T. Munn & Stephen L. Hanley) is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, (Darren T. Munn & Stephen L. Hanley) will document the following:

· The name of the supervised person that the information was communicated to

· The supervised person’s position within the company

· The name of the security affected

· The name of the person requesting communication of the information

· The reason for the communication

· The nature of the communication

· The date of the communication

(Darren T. Munn & Stephen L. Hanley) is responsible for establishing procedures, reviewing procedures, updating procedures, and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. Camelot Portfolio’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to Camelot Portfolio’s policies on inside information should be directed to (Darren T. Munn & Stephen L. Hanley). All supervised persons will be required to review Camelot Portfolio’s written Compliance and Supervisory Procedures Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with Camelot Portfolio’s policies and procedures at all times. Since Camelot Portfolio’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with Camelot Portfolio’s insider trading policies and procedures at all times. If Camelot Portfolios is aware of any securities that it is restricted from trading, (Darren T. Munn & Stephen L. Hanley) will maintain a list of these securities. This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

(Darren T. Munn & Stephen L. Hanley) or designee will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

· Review trading activity reports or confirmations and statements for each officer, director, investment adviser representative and supervised person of Camelot Portfolios

· Review and monitor the trading activity of all accounts managed by Camelot Portfolios

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of Camelot Portfolio’s insider trading policy will result in serious penalties to all parties involved, including dismissal from employment with Camelot Portfolios.

VIOLATIONS

Supervised persons are encouraged to report any violations relating to Camelot Portfolio’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to (Darren T. Munn and Stephen L. Hanley). Such reports will not be viewed negatively by Camelot Portfolio’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, Camelot Portfolios may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.